Exhibit 99.1

22nd Century Now Free of Restrictive License Agreement with British American Tobacco

$25 Million Royalty Cap is Null and Void.

XXII is Now Able to Pursue Much More Lucrative Strategic Partnerships.

September 25, 2017

Clarence, New York – 22nd Century Group, Inc. (NYSE American: XXII), a plant biotechnology company that is focused on tobacco harm reduction, is pleased to announce that the 2013 Research License and Commercial Option Agreement between the Company and British American Tobacco (Investments) Limited (“BAT”) is now finished. BAT no longer has rights to any intellectual property or other assets of 22nd Century; 22nd Century is now again in sole control of the Company’s highly disruptive intellectual property portfolio relating to the ability to grow patent-protected Very Low Nicotine tobacco plants. Accordingly, the Company has recommenced discussions with global tobacco companies and international pharmaceutical companies that have expressed strong interest in a business relationship with 22nd Century but were, until now, unable to enter into a licensing agreement with 22nd Century due to restrictive covenants contained in the BAT agreement.

Under the restrictive terms of the BAT agreement, annual royalties to 22nd Century were capped at $25 million per year. Now that the agreement has been terminated, the Company is free to engage in licensing agreements and strategic partnerships with any and all tobacco companies – with no restrictions, limits, or “caps” on licensing royalties. This development is especially significant in light of the announcement made at the end of July by the United States Food and Drug Administration (“FDA”).

On July 28, 2017, the FDA publicly announced that it is exercising its authority under the Family Smoking Prevention and Tobacco Control Act to mandate lower nicotine – at minimally or non-addictive levels – in all combustible cigarettes sold in the United States. 22nd Century is the only company in the world capable of growing tobacco with just 0.4mg/g nicotine content – a 95% reduction in nicotine. As a result of the FDA’s newly announced plan, minimally or non-addictive Very Low Nicotine tobacco will be a required ingredient of every cigarette sold in the United States. This unprecedented FDA action represents a paradigm shift for the tobacco industry and, according to Stanford Professor Robert N. Proctor, Ph.D., “could save more lives than any other act of a government agency in all of human history.”

Called “the ultimate harm reduction strategy” by former FDA Commissioner Dr. David Kessler, the planned FDA mandate to reduce nicotine levels in cigarettes to minimally or non-addictive levels is the result of a multitude of independent clinical studies. As reported in the October 2015 New England Journal of Medicine (N Engl J Med 2015; 373:1340-1349), independent researchers found 22nd Century’s proprietary Very Low Nicotine SPECTRUM cigarettes were “associated with reductions in smoking, nicotine exposure, and nicotine dependence, with minimal evidence of nicotine withdrawal, compensatory smoking, or serious adverse events.”

To facilitate dozens of additional completed and on-going independent clinical studies, 22nd Century has manufactured more than 22 million SPECTRUM® government research cigarettes containing the Company’s proprietary VLN tobacco. Agencies of the U.S. federal government have invested more than $100 million in independent clinical research with SPECTRUM cigarettes that supports the conclusion that lowering nicotine levels in combustible tobacco cigarettes would drastically improve public health.  In total, more than 100 completed and on-going independent clinical trials, scientific commentaries, and other publications relating to 22nd Century’s VLN tobacco have captured the attention of public health advocates and tobacco industry executives around the world.

Philip Morris International CEO Andre Calantzopoulos explained to Reuters that he believes the FDA's plan is "one of the best articulated positions in many years." Mr. Calantzopoulos also does not believe it is inevitable that the industry will pursue litigation to fight regulators on the issue.

“It appears that BAT is so far behind Philip Morris International in its heat-not-burn product development that BAT has now myopically narrowed its focus to non-combustible devices instead of reduced exposure combustible cigarettes,” stated Henry Sicignano, III, President and Chief Executive Officer of 22nd Century Group. “In this new world, where the FDA and the World Health Organization have called for mandated, dramatic reductions of nicotine in cigarettes, we are absolutely thrilled to once again be in sole and complete control of our technology and the incredible licensing opportunities that lay before us.”

Mr. Sicignano concluded, “22nd Century’s proprietary Very Low Nicotine cigarettes – with minimally or non-addictive levels of nicotine – will save millions of lives and billions in healthcare costs. Our Company is proud to have such an important role in this public policy imperative.”

About 22nd Century Group, Inc.

22nd Century is a plant biotechnology company focused on genetic engineering and plant breeding which allows the increase or decrease of the level of nicotine in tobacco plants and the level of cannabinoids in cannabis plants. The Company’s primary mission in tobacco is to reduce the harm caused by smoking. The Company’s primary mission in cannabis is to develop proprietary hemp/cannabis strains for important new medicines and agricultural crops. Visit www.xxiicentury.com and www.botanicalgenetics.com for more information.

Cautionary Note Regarding Forward-Looking Statements: This press release contains forward-looking information, including all statements that are not statements of historical fact regarding the intent, belief or current expectations of 22nd Century Group, Inc., its directors or its officers with respect to the contents of this press release, including but not limited to our future revenue expectations. The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. We cannot guarantee future results, levels of activity or performance. You should not place undue reliance on these forward-looking statements, which speak only as of the date that they were made. These cautionary statements should be considered with any written or oral forward-looking statements that we may issue in the future. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to reflect actual results, later events or circumstances, or to reflect the occurrence of unanticipated events. You should carefully review and consider the various disclosures made by us in our annual report on Form 10-K for the fiscal year ended December 31, 2016, filed on March 8, 2017, including the section entitled “Risk Factors,” and our other reports filed with the U.S. Securities and Exchange Commission which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected.

Contact:

22nd Century Group

James Vail, Director of Communications

716-270-1523

jvail@xxiicentury.com